Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 12, 2008, in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-151650) and related Prospectus of Metropark USA, Inc. expected to be filed with the Securities and Exchange Commission on July 30, 2008.

/s/ Ernst & Young LLP

Los Angeles, California

July 29, 2008